Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the proxy statement and prospectus that is made part of the Registration Statement (Form S-4) of Glaukos Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2019, with respect to the consolidated financial statements of Glaukos Corporation, and the effectiveness of internal control over financial reporting of Glaukos Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
September 17, 2019